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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related proxy statement/prospectus of The Interpublic Group of Companies, Inc. (IPG) for the registration of 14,042,025 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 1998, with respect to the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve month period ended December 31, 1997 which statements are included in the consolidated financial statements of IPG for the year ended December 31, 1997 incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

February 28, 2000
Boston, Massachusetts